Exhibit 4.3
CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
LA JOLLA PHARMACEUTICAL COMPANY
a Delaware corporation
La Jolla Pharmaceutical Company, a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies as follows:
FIRST: That the Board of Directors of the Company has duly adopted resolutions (i) authorizing the Company to execute and file with the Secretary of State of the State of Delaware this Certificate of Amendment of Certificate of Incorporation (this “Certificate of Amendment”) to (a) increase the number of authorized shares of Common Stock from 225,000,000 to 6,000,000,000; (b) decrease the par value of the Company’s capital stock from $0.01 per share to $0.0001 per share; and (c) change the authorized size of the Board of Directors, and (ii) declaring this Certificate of Amendment to be advisable and recommended for approval by the stockholders of the Company.
SECOND: That this Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors and stockholders of the Company.
THIRD: That upon the effectiveness of this Certificate of Amendment, the first paragraph of Article IV of the Restated Certificate of Incorporation of the Company is hereby deleted in its entirety and replaced with the following:
“Article IV
Authorized Capital Stock
The Corporation is authorized to issue two classes of stock designated “Common Stock” and “Preferred Stock.” The total number of shares of all classes of stock that this Corporation is authorized to issue is Six Billion Eight Million (6,008,000,000), consisting of Six Billion (6,000,000,000) shares of Common Stock, par value $0.0001 per share, and Eight Million (8,000,000) shares of Preferred Stock, par value $0.0001 per share.”
FOURTH: That upon the effectiveness of this Certificate of Amendment, the first two sentences of Article VIII of the Restated Certificate of Incorporation of the Company are hereby deleted in their entirety and replaced with the following:
“The total number of directors of the Corporation shall be not less than three (3) nor more than nine (9), with the actual total number of directors set from time to time exclusively by resolution of the Board of Directors. The Board of Directors shall initially consist of three members until changed by such a resolution.”

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of Restated Certificate of Incorporation to be executed by Deirdre Y. Gillespie, its Chief Executive Officer, this 16th day of August, 2010.

LA JOLLA PHARMACEUTICAL COMPANY
By:	/s/ Deirdre Gillespie
	Name:	Deirdre Y. Gillespie
	Title:	Chief Executive Officer